  Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-295481
PROSPECTUS
Up to 1,533,334 Shares of Common Stock
TransCode Therapeutics, Inc.
This prospectus relates to the resale from time to time by YA II PN, LTD., a Cayman Islands exempt limited company (“Yorkville” or the “Selling Stockholder”), of up to 1,533,334 shares of our Common Stock, par value $0.0001 per share (“Common Stock”).
The shares of Common Stock to which this prospectus relates consists of shares that we have issued and may, in our discretion, elect to issue and sell to the Selling Stockholder from time to time, pursuant to a Standby Equity Purchase Agreement we entered into with the Selling Stockholder on April 6, 2026 (the “SEPA”). Such shares of Common Stock include (i) up to 750,000 shares of Common Stock that may be issued to the Selling Stockholder upon conversion by the Selling Stockholder of convertible promissory notes (the “Convertible Notes,”) issued to or to be issued to the Selling Stockholder pursuant to the SEPA (the “Conversion Shares”), (ii) up to 750,000 shares of Common Stock that may be issued to the Selling Stockholder upon issuance of advances (the “Advances”) under the SEPA in our sole discretion following an Advance Notice (as defined below) (the “Advance Shares”), and (iii) 33,334 shares of Common Stock we issued to the Selling Stockholder as consideration for its commitment to purchase shares of Common Stock that we may, in our sole discretion, direct the Selling Stockholder to make, from time to time after the date of this prospectus, pursuant to the SEPA (the “Commitment Shares”).
We are not selling any securities under this prospectus and will not receive any proceeds from the sale of Common Stock by the Selling Stockholder. However, prior to the date of this prospectus we received gross proceeds of $950,000 from the sale of a Convertible Note, and may receive up to an additional $4,750,000 aggregate gross proceeds from the sale of an additional Convertible Note and up to $14,000,000 aggregate gross proceeds from sales of Common Stock we may elect to make to Yorkville pursuant to the SEPA. See “The Standby Equity Purchase Agreement” for a description of the SEPA and “Selling Stockholder” for additional information regarding Yorkville.
The Selling Stockholder may sell or otherwise dispose of the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. Information about how the Selling Stockholder may sell or otherwise dispose of the shares is described in this prospectus under the caption “Plan of Distribution.” The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of Common Stock and any discounts, commissions, or concessions received by the Selling Stockholder are deemed to be underwriting discounts and commissions under the Securities Act. If any underwriters, dealers, or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement.
We will bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Stockholder will pay discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for sales of these shares of Common Stock.
Tungsten Partners LLC d/b/a Tungsten Advisors (through its Broker-Dealer, Finalis Securities LLC) (the “Placement Agent”) acted as the sole placement agent for the SEPA. We have agreed to pay the Placement Agent a placement fee equal to 8% of the aggregate principal amount of the Convertible Notes and 4% of the aggregate purchase price of any Advance Shares when and if purchased by Yorkville pursuant to the SEPA.
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “RNAZ”. On June 8, 2026, closing price of our Common Stock on The Nasdaq Capital Market was $5.09 per share.
We are an emerging growth company and a smaller reporting company as defined under federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 22 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 8, 2026

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the Selling Stockholder, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.
No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Selling Stockholder may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section titled “Where You Can Find More Information.”
You should rely only on the information contained in this prospectus and any prospectus supplement filed by us with the SEC in connection with this offering, and the documents incorporated by reference herein and therein. Neither we nor the Selling Stockholder has authorized anyone to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information in this prospectus and any applicable prospectus supplement is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. The Selling Stockholder is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.
For investors outside the United States: Neither we, nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any applicable prospectus supplement, any free writing prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are included in this prospectus, any applicable prospectus supplement, any free writing prospectus and the documents incorporated by reference herein for purposes of complying with those safe harbor provisions. Please see the Cautionary Statement Regarding Forward-Looking Statements in each document incorporated by reference herein for information about that filing’s forward-looking statements. All statements other than statements of historical facts contained in this prospectus, any applicable prospectus supplement, any free writing prospectus and our other public filings are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:
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our ability to obtain stockholder approvals, and the respective timing thereof, allowing for (i) the issuance of Common Stock upon the conversion of preferred stock we issued in connection with our acquisition of ABCJ, LLC (“Polynoma”) pursuant to a Membership Interest Purchase Agreement, dated October 8, 2025, (ii) the issuance of Common Stock upon the conversion of preferred stock we issued pursuant to a Licensing Agreement dated March 2, 2026, and (iii) the potential issuance of shares of Common Stock pursuant to the SEPA;

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our cash position, our estimates and expectations regarding our capital requirements, cash and expense levels, liquidity sources, our need for additional financing and our ability to obtain, on satisfactory terms or at all, the financing required to support operations, research, development, clinical trials, and commercialization of products;

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a potential delisting of our Common Stock from trading on the Nasdaq Capital Market;

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our ability to continue as a going concern;

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the results and timing of our preclinical and clinical trial activities, including but not limited to our ability to enroll a sufficient number of patients timely to advance our clinical trials;

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our ability to expand our therapeutic candidate portfolio through internal research and development or the acquisition or in-licensing of intellectual property assets;

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the therapeutic benefits, effectiveness and safety of our therapeutic candidates;

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our ability to receive regulatory approval for our therapeutic candidates in the United States, Europe and other geographies;

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the expected regulatory approval pathway for our therapeutic candidates;

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potential changes in regulatory requirements, and delays or negative outcomes from the regulatory approval process;

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our ability to maintain adequate quality processes and oversight of vendors;

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our ability and that of our vendors to secure raw materials to support continued drug substance and drug product manufacturing;

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our reliance on third-parties for the planning, conduct, management and monitoring of clinical trials, for the manufacture of clinical drug supplies and drug product meeting our specifications, and for other requirements;

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our estimates of the size and characteristics of the markets that may be addressed by our therapeutic candidates;

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market acceptance of our therapeutic candidates that are approved for marketing in the United States or other countries;

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our ability to successfully commercialize our therapeutic candidates, if approved for marketing;

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the safety and efficacy of therapeutics marketed by our competitors that are targeted to indications which our therapeutic candidates have been developed to treat;

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our ability to utilize our proprietary technological approaches to develop and commercialize our therapeutic candidates;

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our heavy dependence on licensed intellectual property, including our ability to source and maintain licenses from third-party owners;

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our ability to protect our own or in-licensed intellectual property and operate our business without infringing the intellectual property rights of others;

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our ability to attract, retain and motivate key personnel;

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our ability to generate revenue and become profitable;

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the outcome of our currently open Phase I/II clinical trial with TTX-MC138, which commenced in the third quarter of 2024, and our ability to complete this trial;

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the impact of natural disasters, global pandemics, armed conflicts and wars, labor disputes, lack of raw materials or other supplies, issues with facilities and equipment, or other forms of disruption to business operations at our manufacturing or laboratory facilities or those of our vendors;

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potential collaborations to license and commercialize any therapeutic candidates for which we receive regulatory approval in the future in or outside the United States; and

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other risks and uncertainties, including those listed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and in our other regulatory filings.

Other sections of this prospectus and the documents incorporated by reference into this prospectus may include additional factors that could adversely affect our business, financial condition, results of operations or business prospects. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements. Forward-looking statements contained in, implied by or incorporated by reference into this prospectus reflect our current views with respect to future events and with respect to our business and future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those described under “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

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PROSPECTUS SUMMARY
This prospectus summary highlights selected information appearing elsewhere, or incorporated by reference into, this prospectus and may not contain all of the information that you need to consider in making an investment decision regarding our securities. Before making an investment decision, you should carefully read this prospectus, any applicable prospectus supplement, any related free writing prospectus that we have authorized for use in connection with this offering, and any documents incorporated by reference into this prospectus, including the information contained under the heading “Risk Factors” beginning on page 22 in this prospectus and under similar headings in our most recent Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2025, and in our updates to those Risk Factors contained in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K following the most recent Annual Report on Form 10-K, as amended. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.
The Company
TransCode is a clinical-stage company pioneering immuno-oncology and RNA therapeutics for treatment of high risk and advanced cancers We possess a diversified pipeline of therapeutic candidates, including two clinical stage assets, TTX-MC138, an antisense inhibitor of an oncogenic microRNA, and Seviprotimut-L, a cancer vaccine. We also possess an oncolytic immunotherapy platform and three TTX-based pre-clinical stage assets.
The following table describes our current pipeline:

TTX Designed Engine
We focus our research on the promise of RNA-based therapeutics in cancer and the longstanding challenge of delivering them effectively to tumors and metastases. We discovered and developed the proprietary TTX drug design engine, a modular and customizable platform created to overcome limitations of existing RNA delivery technologies, which primarily target the liver. TTX enables precise tuning of carrier properties and therapeutic payloads to optimize stability, targeting, pharmacokinetics, and therapeutic effect, and supports a wide range of RNA modalities (such as siRNA, antisense oligonucleotides, non-coding RNA, and RIG-I) as well as non-RNA payloads. Preclinical studies show successful delivery to cancer cells and macrophages across multiple organs. The platform is built on four core elements — genetic code — driven target selection, modular therapeutic design, tumor-optimized delivery, and image-guided monitoring using MRI — which together aim to unlock access to previously undruggable cancer targets and represent a significant advance in RNA therapeutics beyond the liver.
TTX-MC138, our Lead RNA Program
Our lead therapeutic candidate, TTX-MC138, targets microRNA-10b, or miR-10b. Our scientific co-founders developed TTX-MC138 while on staff at The General Hospital Corporation, d/b/a Massachusetts General Hospital, or MGH. They designed TTX-MC138 to leverage our TTX drug design engine using antisense technology to target microRNA-10b. MiR-10b is a well-validated biomarker and master regulator of metastatic cell viability in a range of cancers, including breast, pancreatic, ovarian, colon, glioblastomas, and several others. In contrast, most anti-cancer therapies target primary tumors and do not address metastatic disease specifically. Effective therapeutics have not been developed targeting microRNA-10b because of, we believe, challenges in delivering nucleic acids to tumors despite microRNA-10b’s strong association with cancer metastasis as documented in an estimated 600 peer-reviewed scientific publications listed on PubMed that refer to miR-10b.
In preclinical murine models of humanized metastatic breast and pancreatic cancer, TTX-MC138 produced strong anti-metastatic effects, including complete or substantial regression of established metastases, high survival rates, no recurrence after treatment cessation, and no observed systemic toxicity. Its mechanism targets multiple pro-metastatic pathways that promote invasion, proliferation, angiogenesis, immune modulation, and cancer stem cell self-renewal, and its activity appears independent of hormone receptor status. These results support miR-10b as a broadly relevant cancer target and position TTX-MC138 as a potential therapy for metastatic disease, while acknowledging that efficacy in humans remains to be proven in clinical trials.
Clinical Phase 0 — First-in-Human Clinical Study
We conducted our FIH Phase 0 clinical trial at MGH, a major cancer center, in August 2023. The primary purpose of this trial was to demonstrate clinical delivery of TTX-MC138 to metastatic tumor lesions. Another objective of the Phase 0 trial was to evaluate the pharmacokinetics of a radiolabeled version of our therapeutic candidate. While only one patient was dosed in this trial, this patient had metastatic lesions in three locations — bone, lungs and liver — and we obtained the results we expected. Namely, the data from this patient showed that radioactivity consistent with accumulation of TTX-MC138 was detected in the regions of the metastatic lesions previously identified by fluorodeoxyglucose /positron emission tomography, or FDG-PET. In addition, radiolabeled TTX-MC138 had pharmacokinetic behavior consistent with that expected based on non-clinical IND-enabling studies. The patient tolerated the dosing with no reported adverse reactions. Metabolite analysis indicated circulation of intact radiolabeled TTX-MC138 for more than 20 hours, equivalent to that predicted by Drug Metabolism and Pharmacokinetics (DMPK) modelling, and that the drug candidate analyzed in the blood was identical to that of the manufactured drug candidate, demonstrating in vivo stability.

Evidence of accumulation of radiolabeled TTX-MC138 in clinical metastases.
Phase I/II Clinical Trial
In April 2024, we received an Investigational New Drug “Study May Proceed” letter from the FDA to conduct a Phase I/II clinical trial.
In the second half of 2024, we commenced a Phase 1a clinical trial designed as an open-label, multicenter study in cancer patients with advanced solid tumors. The objectives of this trial were to evaluate the safety and tolerability of escalating dose levels of TTX-MC138 to determine its maximum tolerated dose, or MTD, from which we anticipated selecting a recommended Phase 2 dose, or RP2D, level.
In the Phase 1a trial, 16 patients were treated using four escalating dose levels. No significant treatment-related safety events or dose-limiting toxicities were observed and there were positive pharmacodynamic effects over all four dose levels, consistent with preclinical models and our Phase 0 clinical trial results. Key assessments in the clinical trial are to characterize TTX-MC138’s safety, pharmacokinetic, pharmacodynamic and anti-tumor activity thus identifying an MTD and ensuring the mechanism of action is on target. The clinical trial also is exploring the effect of TTX-MC138 on biomarker expression, which may include miR-10b expression, and miR-10b downstream targets (RNA sequencing). Clinical assessments to further evaluate TTX-MC138 include clinical laboratory exams, CT scan assessments, and response assessments per RECIST criteria.
On October 14, 2025, we announced completion of this trial, that the trial had met the primary endpoint of safety, and the decision to move forward into the next stage of clinical evaluation of TTX-MC138.
Phase 2a Clinical Trial
On December 11, 2025, we announced a new collaboration to evaluate TTX-MC138 in a Phase 2a clinical trial as part of the PRE-I-SPY clinical trial platform operated by Quantum Leap Health Care Collaborative (“Quantum Leap”). The PRE-I-SPY program will incorporate TTX-MC138 into a clinical trial designed as a multicenter, open-label, dose-expansion trial treating patients for one year with one year of post-treatment follow-up. The trial will evaluate event-free survival, ctDNA dynamics and pharmacokinetics of TTX-MC138 in up to 45 patients with stage I-III adenocarcinoma of the colon or rectum, who are ctDNA positive with minimal residual disease detected by tumor-informed ctDNA assays, who have completed standard curative-intent therapy, and who show no radiographic evidence of recurrence or metastasis. This trial is planned to begin in the second quarter 2026 and will be led by Principal

Investigator Dr. Paula Pohlmann of the MD Anderson Cancer Center. The study is being conducted under a Quantum Leap IND and cross-referenced to our IND.
Seviprotimut-L
Seviprotimut-L was the lead product candidate being developed by our subsidiary, Polynoma, LLC, which we acquired in October 2025. Seviprotimut-L is an allogeneic, polyvalent, partially purified shed melanoma antigen vaccine derived from three proprietary human melanoma cell lines: SFHM2, SFHM4 and SFHM8, and bound to alum as an adjuvant. Seviprotimut-L stimulates humoral and cellular immune responses. Melanoma-associated antigens (MAAs) found in Seviprotimut-L are taken up by antigen-presenting cells (e.g., dendritic cells) which then activate the production of antigen-specific cytotoxic T-lymphocytes (CTLs) as well as develop antibody responses against MAAs. These CTLs and antibodies then recognize and act on tumor cells expressing the MAAs on their surfaces, causing melanoma cell death. Seviprotimut-L is currently in development for the adjuvant treatment of patients with Stages IIB and IIC melanoma, following definitive resection.
Seviprotimut-L received an FDA Fast Track designation in 2020 and a Special Protocol Assessment (SPA) to run a Phase 3 clinical trial named Melanoma Antigen Vaccine Immunotherapy Study, or MAVIS, in 2022 in patients with stage IIB/IIC melanoma. The final analysis of Part B1 data from this trial demonstrated that a subgroup of patients with AJCC Stage IIB/IIC melanoma who received Seviprotimut-L, under age 60, with a median follow-up time of 45.8 months (3.8 years), showed clinically significant improvement in recurrence-free survival (RFS), reducing the risk of disease recurrence or death by 68% (HR=0.32; 95% CI, 0.121, 0.864) compared to patients receiving placebo. Additionally, RFS was more favorable in patients under age 60 with ulcerated melanomas (HR 0.21; 95% CI: 0.065-0.702), and there was a trend toward improved overall survival (OS) (HR 0.34; 95% CI: 0.117, 0.975) for patients that received Seviprotimut-L compared to those receiving placebo. Seviprotimut-L was well tolerated, with adverse events (AEs) similar to patients who received placebo; there were no immune-mediated AEs or other treatment-related serious AEs observed.
We intend to evaluate TTX-MC138 and Seviprotimut-L in a preclinical program to explore potential synergies from combining both compounds to address metastatic disease. While there is no prior experimental evidence that such synergies exist, we believe that testing TTX-MC138 in combination with a cancer vaccine may be worthwhile based on the known immunomodulatory roles of miR-10b, the target for TTX-MC138. Specifically, miR-10b has been shown to inhibit MICB, a ligand of NKG2D, which thus inhibits tumor cell killing by natural killer, or NK, cells. Roles for miR-10b in checkpoint inhibition have also been described in the literature. Notably, in murine models of glioblastoma, miR-10b inhibition activated antitumor immune responses, increased cytotoxic CD8+ T cells infiltration, and promoted durable immune memory, enabling tumor rejection upon rechallenge.
Oncolytic Immunotherapy Platform
Under a licensing agreement we signed with Unleash Immuno Oncolytics, Inc. (“Unleash”) in March 2026, (the “Unleash Licensing Agreement”), we acquired rights to three pre-clinical drug candidates, UIO 524, UIO 525 and UIO 526, that we believe complement and expand our oncology pipeline. These candidates comprise a next-generation, biology-driven oncolytic immunotherapy platform designed to address solid tumor indications with high-unmet medical needs, beginning with muscle-invasive bladder cancer (MIBC). MIBC is a significant unmet medical need with poor outcomes, limited durable treatment options, and a highly immunosuppressive tumor microenvironment. Bladder cancer overall represents a multi-billion-dollar global market, with muscle-invasive disease accounting for a disproportionate share of treatment intensity and healthcare costs, creating what we believe is a compelling opportunity for differentiated therapeutic approaches.
UIO-524, the lead Unleash candidate, is a rationally-designed oncolytic adenovirus engineered to selectively replicate within both malignant cells and cancer-associated stroma. The virus delivers a multi-cytokine immune-activating payload comprising CD40-L, 4-1BBL, and IL-21, intended to activate dendritic cells, T cells, and NK cells, and to drive a robust, systemic anti-tumor immune response. UIO-524 is regulated by a proprietary SPARC promoter that is highly active in malignant cells and cancer-associated stromal compartments and which enables biology-driven differentiation. This design enables selective viral replication and localized expression of immune-activating cytokines within the tumor microenvironment.
UIO-524 builds on CG Oncology’s CG0070, the most clinically advanced and successful oncolytic adenovirus to date, demonstrating meaningful activity in non — muscle-invasive bladder cancer (NMIBC). UIO-524 contains a structurally-related oncolytic adenovirus backbone, incorporates tumor- and stroma-targeted replication, and contains a more comprehensive, multi-cytokine immune payload. This design positions UIO-524 as a next-generation oncolytic immunotherapy candidate intended to address more aggressive diseases such as MIBC.
Other RNA Programs
Our preclinical RNA programs include TTX-siPDL1, an siRNA-based modulator of programmed death-ligand 1, or PD-L1, and two indication-agnostic programs, TTX-RIGA, an RNA-based agonist of the retinoic acid-inducible gene I, or RIG-I, targeting activation of innate immunity in the tumor microenvironment; and TTX-siMYC, an siRNA-based MYC inhibitor.
TTX-siPDL1: TTX-siPDL1 is an RNAi-based immune checkpoint therapy that showed strong antitumor and survival benefits in aggressive preclinical pancreatic cancer models, including those resistant to antibody-based immunotherapies. When combined with gemcitabine — and even as monotherapy — it significantly reduced tumor growth, improved survival, enhanced CD8⁺ T-cell infiltration, and showed no observable systemic toxicity, supporting its potential as a transformative approach for treating pancreatic ductal adenocarcinoma.
TTX-RIGA: TTX-RIGA is a preclinical immunotherapy designed to activate the innate immune system by targeting RIG-I, a pattern recognition receptor that triggers tumor cell death and immune activation. TTX-RIGA uses a proprietary delivery system to introduce a RIG-I agonist into tumor cells, stimulating type I interferon signaling and both innate and adaptive immune responses. In preclinical melanoma models, intravenous TTX-RIGA treatment inhibited primary tumor growth and markedly suppressed the growth of secondary recurrent tumors, outperforming a standard intratumoral RIG-I agonist. These results demonstrate successful RIG-I activation, immune engagement, and proof-of-concept for TTX-RIGA as a promising RNA-based immunotherapy approach in oncology.
TTX-siMYC: TTX-siMYC is an siRNA-based inhibitor of c-MYC, a widely expressed but currently undruggable oncogene. The c-MYC proto-oncogene is one of the most frequently activated oncogenes and is estimated to be involved in 20% of all human cancers. C-MYC codes for a transcription factor that regulates the expression of multiple genes responsible for cell growth and proliferation, differentiation, programmed cell death, and metabolism. In cancer, c-MYC is often constitutively expressed. For example, a common human translocation involving c-MYC is critical to the development of most cases of Burkitt lymphoma. In addition, c-MYC has also been implicated in carcinoma of the cervix, colon, breast, lung and stomach. MYC is viewed as a promising target for anti-cancer drugs. However, to date, it has proven difficult to drug at the protein level. This may present an opportunity for us to target the gene at the RNA level.
Polynoma Acquisition and CK Life Sciences Strategic Financing
Membership Interest Purchase Agreement
On October 8, 2025, we entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with DEFJ, LLC, a Delaware limited liability company, (“DEFJ”) pursuant to which we acquired 100% of the issued and outstanding membership interests of ABCJ, LLC, a Delaware limited liability company (“ABCJ” and such transaction, the “Acquisition”). Prior to the Acquisition, ABCJ was a wholly-owned subsidiary of DEFJ and an indirect wholly-owned subsidiary of CK Life Sciences Int’l., (Holdings) Inc. (“CKLS”), a listed entity on the Main Board of the Hong Kong Stock Exchange.
Under the terms of the Purchase Agreement, upon consummation of the Acquisition (the “Closing”), in exchange for all of the membership interests of ABCJ outstanding immediately prior to the Closing, we issued to DEFJ an aggregate of (i) 83,285 shares of our common stock, par value $0.0001 per share, (“Common Stock”) which shares represented 9.99% of the shares of our Common Stock outstanding immediately prior to the Closing, and (ii) 1,152.9568 shares of our Series A Preferred Stock (as described below). In addition, we agreed to make up to $95 million in contingent milestone payments to DEFJ upon the achievement of certain milestones. Each share of Series A Preferred Stock is convertible into 10,000 shares of Common Stock. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock are set forth in the Certificate of Designation (as defined and described below).
Investment Agreement
Concurrent with the Acquisition, on October 8, 2025, we entered into an Investment Agreement (the “Investment Agreement”) with DEFJ. Pursuant to the Investment Agreement, DEFJ agreed to purchase, and we agreed to issue and sell in a private placement, an aggregate of 223.7337 shares of Series B Preferred Stock for a price per share of $111,740 or an aggregate purchase price of approximately $25 million. The aggregate purchase price comprised a cash subscription of $20 million and a promissory note (the “Promissory Note”) in the aggregate principal amount of approximately $5 million (the “Investment”). The Promissory Note accrued interest at a rate of 4% per annum. The principal and accrued interest were paid on December 30, 2025. Each share of Series B Preferred Stock is convertible into 10,000 shares of Common Stock. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series B Preferred Stock are set forth in the Certificate of Designation.
Approvals
Our Board unanimously approved the Purchase Agreement, the Investment Agreement and the related transactions. The consummation of the Acquisition and the Investment was not subject to approval by our stockholders, but the conversion of the Preferred Stock is subject to such approval. Pursuant to the Purchase Agreement, we have agreed to hold a stockholders’ meeting to submit the following matters to stockholders for their consideration: (i) the approval of the conversion of the shares of Series A Preferred Stock and Series B Preferred Stock into shares of Common Stock in accordance with the rules of the Nasdaq Stock Market LLC (the “Conversion Proposal”) and (ii) the approval of a “change of control” under Nasdaq Listing Rules 5110 and 5635(b) (the “Change of Control Proposal” and, together with the Conversion Proposal, the “Meeting Proposals”). In connection with these matters, we have agreed to file a proxy statement on Schedule 14A with the SEC.
Accelerated Regulatory Programs
The FDA maintains several programs intended to facilitate and expedite development and review of new drugs addressing unmet medical needs or for treating serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval. The purpose of these programs is to expedite either the development or the review of certain new drugs to get them to patients sooner than under standard FDA development and review procedures. We anticipate seeking one or more of these qualifications, but there is no assurance that we will obtain any of them.
Orphan Drug Designation
The Orphan Drug Act was enacted in 1983 to facilitate development of drugs that impact smaller patient populations. Benefits available under the Orphan Drug Act include seven-year marketing exclusivity, 25% tax benefits for research & development activities performed in the U.S., a waiver of Prescription Drug User Fee Act, or PDUFA, Fees, and qualification to compete for research grants.
Based on in vivo studies using TTX-siPDL1 to treat human pancreatic tumors implanted in animals, we applied for and, in June 2022, received, Orphan Drug Designation for the treatment of pancreatic cancer. In addition, in February 2023, we received Orphan Drug Designation for TTX-MC138, also for the treatment of pancreatic cancer. We intend to conduct additional in vivo studies to support filings of other TTX-based drug candidates in other orphan disease indications including osteosarcoma and small cell lung cancer, or SCLC. In the Michigan State University laboratory of one of our scientific co-founders, animal testing of TTX-MC138 in glioblastoma cells has been completed. Mechanistic studies have produced efficacy signals in combination with temozolomide, or TMZ, in glioblastoma multiforme, or GBM, cell lines. A manuscript summarizing results from this study has been submitted for publication.
There is no assurance that we will obtain any additional Orphan Drug Designations.
INTELLECTUAL PROPERTY
Our intellectual property, or IP, portfolio is directed to our therapeutic candidates and their targeted use and development in specific patient populations and in specific indications. Comprised primarily of patents, trademarks, know-how and trade secrets, our rights-based portfolio currently consists of seven different patent families and one trademark. Our patent portfolio comprises issued patents, pending patent applications and new provisional patent applications. We have licensed rights to patents issued in the U.S. which we believe provides exclusivity for a significant portion of the potential worldwide market for TTX-MC138, our lead candidate, and are pursuing additional filings in both the U.S. and elsewhere. Patents we have licensed for a TTX-MC138-associated biomarker test have issued in both the U.S and in the European Union. Seviprotimut-L is based on proprietary cell lines. UIO-524, 525, and 526 are protected by an issued patent and two Patent Cooperation Treaty, or PCT, applications in the U.S. and Europe.
Trademarks
We own, have applied for or have rights to use one or more registered and common law trademarks, service marks and/or trade names in connection with our business in the United States and/or in certain foreign jurisdictions. On October 20, 2021, we applied to the United States Commissioner of Trademarks to register TRANSCODE THERAPEUTICS as a trademark under International Class 005, pharmaceutical preparations for the treatment of cancer, diagnostic preparations for medical purposes, having Serial Number 97/083236.
Therapeutic Patent Rights Assigned to TransCode
Template Directed Immunomodulation for Cancer Therapy
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International Application (PCT/US2021/65580) filed December 30, 2021. Corresponding national stage applications are pending in the United States, Canada, Japan, Australia, Europe and Korea.

Nanoparticle and Template Directed Rig-I Agonist Precursor Compositions and Uses thereof for Cancer Therapy
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International Application (PCT/US/2023/026460) filed June 28, 2023. Corresponding national stage applications are pending in the United States, Europe, and Japan.

Pharmaceutical Formulations, Dosing and Methods for the Treatment of Advanced Solid Tumors
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U.S. Provisional Application No. US 63/898.419 filed October 13, 2025.

Methods for the Treatment of Minimal Residual Disease of Colorectal Cancer (CRC)
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U.S. Provisional Application No. 63/963,986 filed January 20, 2026

Unleash (UIO) acquired Patents (Oncolytic Immunotherapy Platform)
Isolated DNA fragment of the SPARC human promoter and its use for driving the expression of an heterologous gene in tumor cells
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U.S. Patent No. 8.346.160: granted May 7, 2013

Oncolytic Adenoviral Vector and Methods of Use
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International PCT Application No. PCT/US2020/019179 filed February 21, 2020. Corresponding national stage U.S. application granted as U.S. Patent No. 11,542,526.

Oncolytic Adenoviral Vector and Methods of Use
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International PCT Application No. PCT/US2023/074623 filed September 20, 2023. Corresponding national stage applications are pending in the United States and Europe.

Therapeutic Patent Rights (Covered under MGH License)
Therapeutic Nanoparticles and Methods of Use Thereof
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US 9,763,891 — Issued September 2017. Expiry not expected before 2032.

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US 9,629,812 — Issued April 2017. Expiry not expected before 2032.

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US 10,463,627 — Issued November 201). Expiry not expected before 2032.

Biomarker Patent Rights (Diagnostic test) miRNA Profiling Compositions and Methods of Use
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US 10,086,093 — Issued October 2018. Expiry not expected before 2034.

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US 18/339,621 — Pending.

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EP 2961386 — Issued July 2019. Expiry not expected before 2034.

Compositions and Methods for Tunable Magnetic Nanoparticles
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PCT/US 2020/63635 — Application filed December 7, 2020. Corresponding national stage applications pending in Australia, Canada, China, Europe, Hong Kong, Japan, Korea, and the U.S. Expiry not expected before 2040.

Compositions and Methods for Immune Checkpoint Inhibition
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PCT/US 2019/050003 — Application filed September 6, 2019. Corresponding national stage filings pending in Australia, Canada, China, Europe, Japan, Korea, and the U.S. Expiry not expected before 2038.

MGH LICENSE
In November 2018, we entered into a license agreement with MGH, or the MGH License, pursuant to which MGH granted us an exclusive, world-wide, royalty-bearing, sub-licensable license to certain MGH intellectual property which we collectively refer to as the Licensed Patents.
We are required to pay tiered royalties of a low to middle single-digit percentage on annual net sales of products related to the Licensed Patents. Initially, there were minimum royalties of $25,000 per year prior to the first commercial sale of a product or process covered by the Licensed Patents, and a minimum of $50,000 per year after the first commercial sale of a product or process covered by the Licensed Patent.
Upon the occurrence of certain milestones, we are also obligated to make payments that initially were up to an additional $1.55 million in aggregate. No milestone events have been achieved.
Unless earlier terminated, the MGH License will expire upon the latest of (i) the date on which all issued patents and filed patent applications subject to the MGH License have expired or been abandoned; (ii) expiration of the last to expire regulatory exclusivity of a covered product or process; or (iii) 10 years after the first commercial sale of a product or process covered by the Licensed Patents.
In the event of a default in our performance of the MGH License that we fail to cure, MGH may terminate the MGH License with respect to the country or countries in which the default occurs. MGH may terminate the MGH License immediately upon written notice to us in the event of our bankruptcy, insolvency, dissolution or winding up, or if we fail to maintain the insurance required pursuant to the MGH License. MGH may also terminate the MGH License upon written notice if we fail to make payments due under the MGH License. We may terminate the MGH License at any time by providing ninety (90) days written notice to MGH. Any sublicenses granted by us under the MGH License shall be automatically terminated upon the termination of the MGH License, but MGH is required to make a good faith effort to enter into a direct license agreement with any sublicensee who so requests.
Amendments to MGH License Agreement
In November 2020, we and MGH amended the MGH License. Under the amendment, the intellectual property licensed in 2018 was categorized as “Patent Family 1” and a provisional patent filing related to MGH’s nanoparticle technology was added to Patent Family 1. A second patent family, “Patent Family 2,” was created which includes MGH intellectual property targeting PD-L1.
The minimum annual license fee prior to the first commercial sale of a product or process covered by the MGH License was increased to $30,000 per year for Patent Family 1 and a minimum annual license fee of $10,000 per year was added related to Patent Family 2. All other terms of the MGH License including milestone payments, royalties and payment terms related to sublicense income we may receive remained the same as in the original MGH License.
Upon expiration of the MGH License, the licenses granted to us pursuant thereto will be considered fully paid and royalty-free.
Effective August 15, 2025, we and MGH amended the MGH License again. Under the second amendment the timelines for the pre-sales requirements for Patent Family 1 (as defined in the MGH License) were updated, and the requirements and timelines for the pre-sales requirements for Patent Family 2 (as defined in the MGH License) were updated. In addition, the aggregate dollar amount of one-time milestone payments we are obligated to pay MGH upon certain milestones was increased from $1,550,000 to $2,950,000 for each patent family; and the individual amounts for therapeutic product- or process-related milestone payments were updated.
MD ANDERSON CANCER CENTER ALLIANCE
In late 2024, we and The University of Texas M. D. Anderson Cancer Center (“MD Anderson”) agreed to amend our five-year strategic collaboration agreement in favor of MD Anderson focusing solely on participation in our Phase I/II clinical trial. This amendment relieved us from the obligation to make up to $10 million of collaboration payments. We are obligated to pay charges incurred by MD Anderson in connection with clinical trial services.
COMPETITION
The pharmaceutical industry is intensely competitive and constantly evolving. While we believe that our experience, scientific knowledge and intellectual property provide us with certain competitive advantages, these may not be sufficient to succeed. We face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies. Most of our potential competitors are larger than we are, and they have substantially greater capital and human resources than we do. Many also have established market positions and expertise and capabilities in sales, marketing, distribution, clinical trials and regulatory matters. Not only must we compete with other companies that are focused on RNA therapeutics and other therapeutic modalities that treat cancer, but also any therapeutic candidates that we successfully develop and commercialize must compete with existing therapies and new therapies that may become available in the future. In addition, we compete with other life sciences companies generally for employees, consultants and advisors, supplies and materials, and laboratory facilities and equipment.
Our competitors may develop more successful products that are similar to ours, but sooner than we can commercialize ours, which may negatively impact our results.
There are several companies operating in the “targeted therapy” space, many of which have existed longer than we have, with the advantages described above. The development of targeted therapies requires the identification of good targets — that is, targets that play a key role in cancer cell growth and survival. (It is for this reason that targeted therapies are sometimes referred to as the product of “rational” drug design.)

One approach to identify potential targets is to compare individual proteins in cancer cells with those in normal cells. Proteins that are present in cancer cells but not normal cells, or that are more abundant in cancer cells, could be potential targets, especially if they are known to be involved in cell growth or survival. An example of such a differentially expressed target is the human epidermal growth factor receptor 2 protein, or HER-2. HER-2 is expressed at high levels on the surface of some cancer cells. Several targeted therapies are directed against HER-2, including trastuzumab (Herceptin), which is approved to treat certain breast and stomach cancers that overexpress HER-2.
Another approach to identify potential targets is to determine whether cancer cells produce mutant (altered) proteins that drive cancer progression. For example, the cell growth signaling protein BRAF is present in an altered form (known as BRAF V600E) in many melanomas. Vemurafenib (Zelboraf) targets this mutant form of the BRAF protein and is approved to treat patients with inoperable or metastatic melanoma that contains this altered BRAF protein.
Researchers also look for abnormalities in chromosomes that are present in cancer cells but not in normal cells. Sometimes these chromosome abnormalities result in the creation of a fusion gene (a gene that incorporates parts of two different genes) whose product, called a fusion protein, may drive cancer development. Such fusion proteins are potential targets for targeted cancer therapies. For example, imatinib mesylate (Gleevec) targets the BCR-ABL fusion protein, which is made from pieces of two genes that join together in some leukemia cells and promotes their growth.
There are a number of oncology companies with targeted therapeutics for various cancers with therapeutic candidates in various stages of preclinical and clinical development. Companies focusing on RNA therapeutics for oncology include Arrowhead Pharmaceuticals, Ionis, Moderna, Alnylam, BioNTech, Dicerna, and Siranomics, among others. We believe these companies lack delivery systems that are able to target genes inside tumors and metastases. We know of no other RNA companies currently in clinical development that have an exclusive focus on cancer and whose pipelines are not limited to a single RNA technology such as siRNA or mRNA vaccines. By contrast, our pipeline spans a spectrum of RNA and immunotherapy technologies (including ncRNAs, immune checkpoint inhibitors, immunostimulatory RNAs, cancer vaccines and oncolytic viruses for oncology).
Targeted therapy
Targeted cancer therapies are drugs or other substances that block the growth and spread of cancer by interfering with specific molecules (“molecular targets”) that are involved in the growth, progression, and spread of cancer. Targeted cancer therapies are sometimes called “molecularly targeted drugs,” “molecularly targeted therapies,” “precision medicines,” or similar names.
Targeted therapies differ from standard chemotherapy in several ways:
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Targeted therapies act on specific molecular targets that are associated with cancer, whereas most standard chemotherapies act on all rapidly dividing normal and cancerous cells.

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Targeted therapies are deliberately chosen or designed to interact with their target, whereas many standard chemotherapies were identified because they kill cells.

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Targeted therapies are often cytostatic (that is, they block tumor cell proliferation), whereas standard chemotherapy agents are cytotoxic (that is, they kill tumor cells).

Targeted therapies are currently the focus of intense anti-cancer drug development. Spending on targeted therapies continues to grow rapidly in many regions of the world and now represents an estimated 48% of total oncology spending, up 36% from 2010. As mentioned above, we are focused on targeted therapies for cancer treatment with TTX-MC138 as an example.
Immunotherapy
Immunotherapy has become an established pillar of cancer treatment improving the prognosis of many patients with a broad variety of hematological and solid malignancies. The two main drivers behind this success are checkpoint inhibitors, or CPIs, and chimeric antigen receptor, or CAR, T cells. For checkpoint blockade, current studies focus on antibody-based approaches. Regarding cellular immunotherapy, recent studies confirmed safety and efficacy of CAR T cells in larger cohorts of patients with acute lymphoblastic leukemia or diffuse large B cell lymphoma. Different strategies to translate the striking success of CAR T cells in B cell malignancies to other hematological and solid cancer types are currently under clinical investigation. Regarding the regional distribution of registered clinical immunotherapy trials, a shift from PD-1 / PD-L1 trials (mainly performed in the U.S. and in the European Union, or EU) to CAR T cell trials (majority of trials performed in the United States and China) can be noted.
The importance of immunotherapy is underscored by the fact that the Nobel prize for physiology and medicine in 2018 was awarded to James P. Allison and Tasuku Honjo for the discovery of cytotoxic T-lymphocyte-associated protein, or CTLA-4, and programmed cell death protein 1 / programmed cell death protein ligand 1, or PD-1 / PD-L1. Malignant tumors take advantage of the inhibitory PD-1 / PD-L1 or CTLA-4 pathways to evade the immune system. Disrupting this axis by blocking monoclonal antibodies can induce durable remissions in different cancer types and has led to numerous FDA and European Medicines Agency, or EMA, approvals, among others, for the treatment of melanoma, lung cancer, urothelial cancer, head and neck squamous cell carcinoma, or HNSCC, renal cell carcinoma, or RCC, and Hodgkin’s disease.
Tyrosine kinase inhibitors
Tyrosine kinase inhibitors are targeted therapies for cancer. Although some tyrosine kinase inhibitors are used to treat other types of cancer, lapatinib (Tykerb) is the only one that is FDA-approved for the treatment of breast cancer. Lapatinib is only used to treat HER2-positive metastatic breast cancer.
PARP inhibitors
Poly (ADP-ribose) polymerase, or PARP, inhibitors are a class of drugs under study for many types of cancer, including breast cancer. PARP is an enzyme involved in DNA repair. At this time, PARP inhibitors are only offered in clinical trials for patients with metastatic breast cancer. Early findings suggest that PARP inhibitors hold the most promise for metastatic breast cancer patients who have a BRCA1 or BRCA2 gene mutation.
Cyclin dependent kinase 4 and 6 (CDK4/6) inhibitors
CDK4 and CDK6 are enzymes important in cell division. CDK4/6 inhibitors are a new class of drugs designed to interrupt the growth of cancer cells. The CDK4/6 inhibitor palbociclib (Ibrance) in combination with hormone therapy is FDA-approved for the treatment of hormone receptor-positive, HER2-negative metastatic breast cancers.
PI3 kinase inhibitors
PI3 kinase is an enzyme important in cell growth. The PIK3CA gene helps control PI3 kinase enzyme activity. Some breast cancers have a mutation in the PIK3CA gene, and this mutation can affect PI3 kinase and cause the tumor to grow. PI3 kinase inhibitors are a new class of drugs designed to interrupt PI3 kinase signals and stop the growth of cancer cells. PI3 kinase inhibitors are under study for the treatment of metastatic breast cancer.
Seviprotimut-L
The competitive landscape for Seviprotimut-L in resected stage II/III melanoma is dominated by adjuvant immunotherapies and targeted agents, with emerging modalities further intensifying competition. Seviprotimut-L is an allogeneic, polyvalent, partially purified shed melanoma antigens vaccine (alum adjuvanted) derived from three proprietary human melanoma cell lines designed to prevent recurrence in patients with resected high-risk melanoma (stage II – III). Seviprotimut-L has demonstrated a favorable safety profile and has shown potential benefit in select subgroups, such as stage IIB/IIC patients under age 60.
Immune checkpoint inhibitors currently represent the standard of care, demonstrating significant improvements in recurrence-free survival. Two checkpoint inhibitors that have shown efficacy for the adjuvant treatment of melanoma in Stage IIB/IIC patients at risk for disease recurrence, Keytruda (from Merck) and Opdivo (from Bristol Myers Squibb) have both been approved.

Additionally, targeted therapies (e.g., BRAF/MEK inhibitor combinations such as dabrafenib + trametinib) offer effective option for biomarker-selected stage III patients.
Beyond established therapies, personalized neoantigen vaccines, oncolytic viruses, and tumor-infiltrating lymphocyte (TIL) therapies, are entering the immunotherapy landscape.
Overall, we believe that Seviprotimut-L occupies a niche as a well-tolerated vaccine targeting recurrence prevention with likely differentiation on safety and tolerability.
Oncolytic Immunotherapy platform targeting MIBC
The current gold standard for the treatment of localized MIBC involves neoadjuvant cisplatin-based chemotherapy followed by radical cystectomy and pelvic lymph node dissection. However, novel treatment alternatives in the neoadjuvant setting, in particular, bladder-sparing treatments, are urgently needed because more than 50% of patients are ineligible for standard cisplatin-based neoadjuvant chemotherapy. Currently, immune checkpoint inhibitors (ICIs), antibody-drug conjugates (ADCs), and targeted therapies are as described below.
Preclinical stage: Adenovirus XVir-N-31 (Ad-Delo3-RGD): oncolytic adenovirus vector dl520 that was rendered cancer-specific by deletion of the transactivation domain CR3 of the adenoviral E1A13S protein; this deletion causes antitumor activity in drug-resistant cells displaying nuclear YB-1 expression. Alphavirus M1: naturally occurring, non-pathogenic Getah-like virus isolated from mosquitoes that demonstrates strong oncolytic properties. Personalized peptide-based vaccines targeting tumor mutations and in situ vaccines using radiation combined with checkpoint inhibitors.
Clinical Stage: Several recruiting clinical studies investigating ADCs or bispecific antibodies in combination with immune checkpoint inhibitors (anti-PD-1 or PD-L1) in cisplatin-ineligible MIBC patients.
Approved and commercialized: Durvalumab (anti-PD-L1, IgG, IMFINZI®) in combination with gemcitabine and cisplatin as neoadjuvant treatment, followed by IMFINZI® as adjuvant monotherapy after radical cystectomy for the treatment of MIBC patients.
CHEMISTRY, MANUFACTURING AND CONTROLS (CMC)
CMC is an extensive aspect of the IND-enabling process and is critical to setting appropriate timelines and connecting “deliverables” to clinical trials. The term “deliverables” refers to more than just the drug product itself. It also includes analytical standards and required documentation on drug purity, dose strength, storage, handling and stability. Materials for the analytical development process produced as part of the CMC process must be delivered before CMC development work can begin, as are activities that require analytical support for which time requirements must also be considered.
TTX-MC138: The design and manufacture of therapeutic candidates such as TTX-MC138 for miRNA targeting in tumor cells has gone through extensive research and development optimization at MGH prior to our company formation. Optimization work continues at our contract manufacturing organization, or CMO. The oligonucleotide drug substance incorporated in the final therapeutic candidate drug product is currently manufactured by our CMO in Germany. We believe this CMO will be able to meet our needs for oligonucleotide manufacturing meeting current good manufacturing practices, or cGMP, or good laboratory practices, or GLP, (together sometimes referred to as GxP) at least for the near term. TransCode has been utilizing the manufacturing services of this CMO since 2017. We use a different European CMO to produce the final therapeutic candidate drug product.
Seviprotimut-L: Previous manufacturing of Seviprotimut-L allowed for the production of non-GMP and GMP quality drug substance, as well as GMP quality drug product. Scaling up of the manufacturing process and additional analytics will be required to produce batches that will provide the amount of GMP drug for a Phase 3 trial.
Oncolytic Immunotherapy Platform: Small quantities of non-GMP drug substance were produced for Unleash by a CMO for use in pre-clinical studies. To conduct clinical trials with any of UIO 524, UIO 525 or UIO 526, we will need to scale up a manufacturing process and perform the necessary analytic analyses to produce GMP grade materials.
IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
As a company with less than $1.235 billion in revenue in our last fiscal year, we qualify as an emerging growth company under the 2012 JOBS Act. This status allows us to benefit from reduced reporting requirements, including presenting only two years of audited financial statements with limited management’s discussion and analysis, bypassing auditor attestation under Section 404 of the Sarbanes-Oxley Act, minimizing disclosure on executive compensation, and being exempt from nonbinding advisory votes on executive compensation and golden parachute payments. We may utilize these provisions until the last day of our fiscal year following the fifth anniversary of our initial public offering, unless (i) we become a large accelerated filer, (ii) our annual revenue exceeds $1.235 billion, or (iii) we issue over $1 billion in non-convertible debt within three years, at which point we would lose this status earlier.
As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by the JOBS Act.
To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.
Available Information
Our principal business address is 6 Liberty Square, #2382, Boston, MA 02109 USA, and our telephone number is (857) 837-3099. Our website address is www.transcodetherapeutics.com. The information contained on or that can be accessed through our website is neither a part of, nor incorporated by reference into, this prospectus, and you should not consider information on our website to be part of this prospectus.

THE OFFERING
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 22 of this prospectus and incorporated herein by reference.
Issuer
TransCode Therapeutics, Inc.
Shares of Common Stock that may be offered and sold by the Selling Stockholder
Up to 1,533,334 shares of our Common Stock consisting of:
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33,334 Commitment Shares that we issued to the Selling Stockholder as consideration for its commitment to purchase shares of Common Stock at our direction under the SEPA, for which we have not and will not receive any direct cash consideration;

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Up to 750,000 Advance Shares to be issued to the Selling Stockholder in connection with Advances that may be issued to the Selling Stockholder from time to time pursuant to the SEPA; and

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Up to 750,000 Conversion Shares to be issued to the Selling Stockholder in connection with the Convertible Notes issued to the Selling Stockholder from time to time pursuant to the SEPA

Terms of the Offering
The Selling Stockholder will determine when and how it will dispose of any shares of Common Stock registered for resale under this prospectus.
Common Stock Outstanding Before this Offering
916,968 shares (as of March 31, 2026)
Common Stock Outstanding After this Offering
2,450,302 shares, assuming the sale by us of a total of 1,533,334 shares pursuant to the SEPA. The actual number of shares issued will vary depending upon actual sales under the SEPA.
Use of Proceeds
The Selling Stockholder will receive any proceeds from the resale of the shares offered pursuant to this prospectus. We will not receive any of the proceeds from these resales. However, we may receive up to $20,000,000 in aggregate gross proceeds under the SEPA (of which the Convertible Notes are a part) from sales of the Convertible Notes and Common Stock that we may elect to make to the Selling Stockholder from time to time in our discretion pursuant to the SEPA, if any. See “Use of Proceeds” for more information.
Risk Factors
Investing in our securities involves significant risks. Before making a decision to invest in our securities, please read the information contained in the section titled “Risk Factors” in this prospectus, the documents we have incorporated by reference herein and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus. See “Information Incorporated by Reference” and “Where You Can Find More Information.”
Nasdaq Symbol
“RNAZ”
Transfer Agent
The transfer agent and registrar for our Common Stock is VStock Transfer, LLC.

The number of shares of Common Stock is based on 916,968 shares of our Common Stock outstanding as of March 31, 2026, and excludes as of that date:
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542,369 shares of Common Stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $274.26 per share;

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2,035 shares of Common Stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $16,958.12 per share;

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15,872,258 shares of Common Stock issuable upon conversion of outstanding preferred stock; and

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171,427 shares of our Common Stock reserved and available for future issuance as of December 31, 2025, under our equity incentive plans.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants or conversion of the preferred stock described above.

THE STANDBY EQUITY PURCHASE AGREEMENT
SEPA Advances
On April 6, 2026, we and Yorkville entered into the SEPA and the related Yorkville Registration Rights Agreement pursuant to which we have the right to sell to Yorkville up to $14.0 million (the “Commitment Amount”) of Common Stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. Sales of the shares of Common Stock to Yorkville under the SEPA, and the timing of any such sales, are at our option, and we are under no obligation to sell any shares of Common Stock to Yorkville under the SEPA.
Upon satisfaction of the conditions to Yorkville’s purchase obligation set forth in the SEPA, which include, among other things, (i) having the Yorkville Registration Statement covering the resale of the shares of Common Stock issuable under the SEPA declared effective by the SEC, which we are obligated to file with the SEC by April 30, 2026, and (ii) no more than 10% of the original balance being outstanding under any Convertible Note, with certain exceptions, we will have the right, but not the obligation, from time to time at our sole discretion until the SEPA is terminated or expires in accordance with its terms, to direct Yorkville to purchase a specified number of shares of Common Stock up to the applicable Maximum Advance Amount (defined below), by delivering to Yorkville a Company Advance Notice in accordance with the terms of the SEPA. The purchase price per share for each Advance is set at 97% of the lowest volume weighted average price, or VWAP, during the three consecutive trading days beginning on the date upon which the Advance Notice is delivered.
While there is no mandatory minimum amount of Common Stock we are required to direct Yorkville to purchase pursuant to any single Advance Notice, a Company Advance Notice may not direct Yorkville to purchase a number of shares of Common Stock exceeding the greater of (i) 100% of the average daily trading volume of the Common Stock on The Nasdaq Capital Market (“Nasdaq”) during the five consecutive trading day period immediately preceding an Advance Notice and (ii) 500,000 shares of Common Stock, and a Yorkville Advance Notice may not elect to purchase a number of shares of Common Stock exceeding the balance owed under the Convertible Notes outstanding on the date of the delivery of the Yorkville Advance Notice (each, a “Maximum Advance Amount”).
The shares of Common Stock that we direct Yorkville to purchase pursuant to an Advance Notice we deliver to Yorkville under the SEPA will be purchased by Yorkville at a per share price equal to 97% of the lowest daily VWAP of the Common Stock during the three consecutive trading day period commencing on the date of delivery of the Advance Notice (each, a “Pricing Period”), other than (i) the daily VWAP on a trading day on which the daily VWAP is less than a minimum acceptable price we set in the Advance Notice (if any), or (ii) there is no daily VWAP on the subject trading day during the applicable Pricing Period. We may elect, in our sole discretion, to set forth a minimum acceptable price in each Advance Notice (each, a “Minimum Price”) or we may elect not to do so. To the extent any such VWAP is excluded from the calculation of the per share purchase price for the shares of Common Stock to be purchased by Yorkville under an Advance Notice, as described above, the total number of shares of Common Stock to be purchased by Yorkville in the applicable Advance will be automatically reduced by one-third for each trading day during the applicable Pricing Period with respect to which the VWAP is so excluded from the calculation of the applicable per share purchase price. “VWAP” is defined in the SEPA as the daily volume weighted average price of the Common Stock for such trading day on Nasdaq during regular trading hours as reported by Bloomberg L.P. There is no upper limit on the price per share that Yorkville could be obligated to pay for the Common Stock that we may elect to sell to it in any Advance under the SEPA. The purchase price per share of Common Stock that we may elect to sell to Yorkville in an Advance under the SEPA will be equitably adjusted for any stock split, stock combination, stock dividend or other similar transaction involving the Common Stock occurring during the applicable Pricing Period for such Advance under the SEPA.
We will control the timing and amount of any sales of Common Stock to Yorkville as Advances under the SEPA, except to the extent that Yorkville elects to deliver a Yorkville Advance Notice as set forth above. Actual sales of Common Stock to Yorkville as Advances under the SEPA will depend on a variety of factors we determine, in our sole discretion, from time to time, which may include, among other things, market conditions, the trading price of the Common Stock and our determinations as to the appropriate sources of funding for our business and operations.
In addition, if there is any balance outstanding under a Convertible Note, Yorkville will have the right, but not the obligation, from time to time at its sole discretion, to cause an Advance Notice to be deemed delivered to Yorkville, and to purchase a specified number of shares of Common Stock, up to the applicable Maximum Advance Amount, by delivering a Yorkville Advance Notice, in accordance with the terms of the SEPA. The purchase price of the shares of Common Stock in respect of a Yorkville Advance Notice will be equal to the Conversion Price that would be applicable to the amount of the Advance selected by Yorkville if such amount were converted into Common Stock pursuant to the Convertible Notes as of the date of delivery of the Yorkville Advance Notice. Yorkville will pay the purchase price for the shares of Common Stock by offsetting the amount of the purchase price to be paid by Yorkville against an equal amount outstanding under the Convertible Notes (first towards accrued and unpaid interest, if any, then towards any principal amount). For the avoidance of doubt, the repayment in cash or the conversion of all or a portion of the Convertible Notes will not reduce the Commitment Amount, other than with respect to delivery of an Advance Notice in accordance with an Amortization Event, as described below.
Because the per share purchase price that Yorkville will pay for Advance Shares pursuant to any Advance that we elect to effect pursuant to the SEPA will be determined by reference to the VWAP during the applicable period for such Advance on the applicable purchase date for such Advance (“Purchase Date”), as of the date of this prospectus, we cannot determine the actual purchase price per share that Yorkville will be required to pay for any Advance Shares that we may elect to sell to Yorkville under the SEPA from and after the date that the conditions are met and the first Pre-Paid Advance on the SEPA is effected (the “Commencement Date”) and, therefore, we cannot be certain how many Advance Shares, in the aggregate, we may issue and sell to Yorkville under the SEPA from and after the Commencement Date.
Convertible Notes
In connection with the SEPA, and subject to the conditions set forth therein, Yorkville has also agreed to advance up to $6.0 million to us, less certain amounts as described below, as a Pre-Paid Advance. The Pre-Paid Advance will be paid to us in two tranches, in exchange for our issuance to Yorkville of the Convertible Notes.
The first Pre-Paid Advance was disbursed to us on April 15, 2026. In exchange for the first Pre-Paid Advance, we issued the First Convertible Note to Yorkville in the principal amount of $1.0 million, which was issued with a purchase price discount of 5.0% (or $50,000). The First Convertible Note is convertible into Common Stock at the lower of (i) a fixed conversion price of $10.71 per share (the “Fixed Price”) and (ii) 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion date, but in no event lower than the Floor Price (the “Variable Price”) (the “First Convertible Note Conversion Price”). After accounting for the purchase price discount, the purchase price paid by Yorkville for the First Convertible Note was $950,000.
The second tranche of the Pre-Paid Advance will be disbursed to us in exchange for the issuance to Yorkville of the Second Convertible Note in the principal amount of $5.0 million. The Second Convertible Note will be issued with a purchase price discount of 5.0% (or $250,000) and will be convertible into Common Stock at the lower of (i) a price equal to 115% of the VWAP on the day prior to the issuance of the Second Convertible Note and (ii) the Variable Price (the “Second Convertible Note Conversion Price” and together with the First Convertible Note Conversion Price, the “Conversion Price”). The Second Convertible Note will be issued on the second trading day after the later of (i) the Yorkville Registration Statement described above first becoming effective under the Securities Act, (ii) our receipt of the requisite stockholder approval to issue shares of Common Stock to Yorkville under the SEPA and upon conversion of the Convertible Notes, collectively, in excess of the Exchange Cap, and (iii) the approval by The Nasdaq Stock Market LLC of the Initial Listing Application required under Nasdaq Listing Rules 5110 and 5635(b). After accounting for the purchase price discount, we expect to receive gross proceeds of $4,750,000 pursuant to the Second Convertible Note.

Interest on the outstanding balances of the Convertible Notes will accrue at an annual rate of 5.0%, subject to an increase to 18% upon an event of default as described in the Convertible Notes. The maturity date of the First Convertible Note will be October 15, 2027. The maturity date of the Second Convertible Note will be 18 months after the Second Convertible Note is issued. We may extend the applicable maturity date of each Convertible Note, at our option, for a period of six months on each of two occasions by providing written notice to Yorkville. On the applicable maturity date, any portion of the outstanding principal amount and accrued but unpaid interest that remains outstanding on such Convertible Note will automatically be converted at the then applicable Conversion Price, provided that if any Equity Condition (as defined in the Convertible Notes) is not satisfied, the applicable maturity date will be automatically extended until all Equity Conditions have been satisfied.
Upon an event of default under the Convertible Notes, which includes, among other things, payment defaults not cured within five days, certain bankruptcy events, certain change in control transactions unless the outstanding obligations are repaid at closing thereof or Yorkville consents, failure to timely deliver shares, specified cross-defaults exceeding $500,000, late SEC periodic reports, trading suspensions of 10 consecutive trading days, and material covenant breaches not cured within the applicable period, interest shall increase to a rate of 18% per annum and, at Yorkville’s election or automatically upon certain insolvency events, the full outstanding amount, together with the 10% Payment Premium (as defined below) and all accrued interest and other amounts owing, shall become immediately due and payable.
The Conversion Price is subject to adjustment from time to time as provided in the Convertible Notes. Such adjustments to the Conversion Price may include: (i) standard proportionate antidilution adjustment in the event of any stock split, stock combination, stock dividend or other similar transaction involving the Common Stock and (ii) certain “price protection” antidilution adjustment in the event of certain dilutive issuances of Common Stock by us after the 18-month anniversary of the issuance of a Convertible Note at prices deemed to be below the applicable Fixed Price (with the exception of certain “excluded issuances” as set forth in the Convertible Notes), which would reduce the Fixed Price to the lowest price per share at which the Common Stock is deemed to be issued by us in the dilutive issuance.
If, at any time after the date upon which a Convertible Note is issued, and from time to time thereafter, (i) the daily VWAP is less than the Floor Price then in effect for five trading days during a period of seven consecutive trading days (a “Floor Price Event”), (ii) any time after the Yorkville Registration Statement has been declared effective by the SEC, Yorkville is unable to utilize the Yorkville Registration Statement to resell the underlying shares of Common Stock for a period of 10 consecutive trading days (a “Registration Event,” and together with the Floor Price Event, an “Amortization Event”), we shall make monthly cash payments beginning on the seventh trading day after the date upon which the Amortization Event first occurred (the “Amortization Event Date”) and continuing on the same day of each successive calendar month until the entire outstanding principal amount of the Convertible Notes has been repaid or our obligation to make monthly cash payments has ceased as set forth below.
Each monthly cash payment will be in an amount equal to the sum of (i) 18% of the outstanding principal amount of the applicable Convertible Note (the “Amortization Principal Amount”), plus (ii) 10% of the principal amount being paid (the “10% Payment Premium”) in respect of such Amortization Principal Amount, plus (iii) all accrued but unpaid interest as of each payment date. Our obligation to make monthly cash payments related to an Amortization Event will cease (with respect to any payment that has not yet come due) if at any time after the Amortization Event Date, (a) in the event of a Floor Price Event, on the date that is the 10th consecutive trading date that the daily VWAP is greater than the Floor Price then in effect, or (b) in the event of a Registration Event, the condition or the event causing the Registration Event has been cured or Yorkville is able to resell the Common Shares issuable upon conversion of the Convertible Note in accordance with Rule 144, unless a subsequent Amortization Event occurs.
Exchange Cap
Under applicable Nasdaq rules, in no event may we issue to Yorkville under the SEPA or upon conversion of the Convertible Notes, collectively, more than 183,301 shares of Common Stock, which number of shares is equal to 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the SEPA (the “Exchange Cap”), unless we obtain the requisite stockholder approval to issue shares of Common Stock in excess of the Exchange Cap to Yorkville under the SEPA and upon conversion of the Convertible

Notes in accordance with applicable Nasdaq rules. At an upcoming meeting of our stockholders (the “Stockholder Meeting”), among other things, we will seek the requisite stockholder approval in accordance with Rule 5635(d) of the Nasdaq Listing Rules to issue and sell shares of Common Stock in excess of the Exchange Cap referred to above under the SEPA and upon conversion of the Convertible Notes with the recommendation of our Board of Directors that such approval be provided. Accordingly, if such requisite stockholder approval is obtained at the Stockholder Meeting, we would be able to issue and sell to Yorkville in Advances under the SEPA as many shares of Common Stock as will be necessary for us to obtain the entire $20.0 million aggregate purchase commitment made by Yorkville under the SEPA and Convertible Notes, which includes amounts that are used as Pre-Paid Advances of outstanding amounts under the Convertible Notes, and as many shares of Common Stock as will be necessary to enable Yorkville to convert all outstanding amounts under the Convertible Notes that Yorkville elects to convert into shares of Common Stock under the terms of the Convertible Notes, in each case, without any further aggregate share issuance limitations under Nasdaq rules. However, the Exchange Cap will continue to limit issuances and sales of Common Stock by us to Yorkville under the SEPA and upon conversion of the Convertible Notes, unless and until we have obtained such requisite stockholder approval to issue shares of Common Stock in excess of the Exchange Cap to Yorkville under the SEPA and upon conversion of the Convertible Notes in accordance with applicable Nasdaq rules.
In addition to the Exchange Cap discussed above, we may not issue or sell any shares of Common Stock to Yorkville under the SEPA or upon conversion of the Convertible Notes, which, when aggregated with all other shares of Common Stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to the Exchange Act), would result in Yorkville beneficially owning more than 9.99% of our outstanding shares of Common Stock.
Termination of the SEPA
The SEPA will automatically terminate on the earliest to occur of (i) the 36-month anniversary of the date of the SEPA or (ii) the date on which we shall have made full payment of Advances pursuant to the SEPA. We have the right to terminate the SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of Common Stock need to be issued and we have paid all amounts owed to Yorkville under the Convertible Notes. We and Yorkville may also agree to terminate the SEPA by mutual written consent. Neither we nor Yorkville may assign or transfer any of our or their respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by us or Yorkville other than by an instrument in writing signed by both parties.
Restrictions and Right of First Refusal
Until the Convertible Notes have been repaid in full, pursuant to the SEPA, the Company may not (i) repay any loans to any of our executives or employees or make any payments in respect of any related party debt except as expressly provided in the SEPA, (ii) effect or enter into an agreement to effect any issuance by us or any of our subsidiaries of any shares of Common Stock or any security which entitles the holder thereof to acquire shares of Common Stock involving a Variable Rate Transaction (as defined in the SEPA), other than with Yorkville, (iii) effect any reverse stock split or share consolidation, or (iv) directly or indirectly enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness or Lien (each as defined in the SEPA) other than Permitted Indebtedness or Permitted Liens (each as defined in the SEPA). Such Variable Rate Transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of the Common Stock after the date of issuance, or us effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Common Stock or any securities exercisable, exchangeable or convertible into Common Stock at a future determined price.
For a period of six months following the date upon which the Convertible Notes have been repaid in full, we may not enter into or effect any Variable Rate Transaction without first providing written notice to Yorkville of our intention to enter into or effect such transaction, which notice will set forth the material terms of such transaction. Upon receipt of such notice, Yorkville will have five business days from its receipt to confirm to us whether it will participate in such transaction in accordance with the terms set forth in the notice (the “Right of First Refusal”). If Yorkville exercises the Right of First Refusal within 10 business days from such exercise, we and Yorkville will enter into binding documentation in form and substance consistent with the notice for such transaction and otherwise mutually acceptable to both Yorkville and us. If Yorkville declines to exercise the Right of First Refusal or fails to exercise the Right of First Refusal within the allotted timeframe, we are permitted to enter into such transaction with a third party. The Right of First Refusal survives any termination of the SEPA provided that the Convertible Notes have not been repaid in full for six months.
Yorkville has agreed that none of Yorkville, its sole member, any of their respective officers, or any entity managed or controlled by Yorkville or its sole member will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sale of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the SEPA.
Commitment and Structuring Fee
As consideration for Yorkville’s commitment to purchase Common Stock at our direction pursuant to the SEPA, we paid to Yorkville a cash “structuring fee” in the amount of $25,000. In addition, we paid Yorkville a commitment fee of 33,334 shares of Common Stock which amount is equal to 2.0% of the Commitment Amount (the “Commitment Fee”). The Commitment Fee is equal to the number of shares of Common Stock equal to 2.0% of the Commitment Amount divided by the Closing Price as of the trading day immediately prior to the date upon which the Commitment Fee became due.
Representations and Warranties
The SEPA and related agreements contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
Financial Advisor Fee
In connection with the transactions contemplated by the SEPA, we engaged Tungsten Advisors (“Tungsten”) as our financial advisor. As compensation for services rendered, we will pay Tungsten cash compensation equal to (i) 8.0% of the total proceeds we raise through any Pre-Paid Advance and (b) 4.0% of the total proceeds we raise through any Advance.
Effect of Sales of Our Common Stock under the SEPA on Our Stockholders
The Commitment Shares, the Conversion Shares, and the Advance Shares issued or sold by us, or to be issued or sold by us, to Yorkville under the SEPA that are being registered under the Securities Act for resale by Yorkville in this offering are expected to be freely tradable. The Commitment Shares being registered for resale in this offering were issued to Yorkville on April 30, 2026. The Conversion Shares being registered for resale in this offering may be issued and sold by us to Yorkville at the Conversion Price from time to time over a period of 18 months, which period may be extended by us, at our option, for a period of six months on each of two occasions. The Advance Shares being registered for resale in this offering may be issued and sold by us to Yorkville from time to time over a period of up to 36 months, unless the SEPA is earlier terminated. The resale by Yorkville of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline or to be highly volatile. Sales of Advance Shares, if any, to Yorkville under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some or none of the Advance Shares that may be available for us to sell to Yorkville pursuant to the SEPA.
If and when we do sell Advance Shares to Yorkville pursuant to the SEPA, after Yorkville has acquired such shares, Yorkville may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Yorkville in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Yorkville in this offering as a result of future sales made by us to Yorkville at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of our Common Stock to Yorkville under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Yorkville may make it more difficult for us to sell equity or equity-related securities in the future at times and at prices that we might otherwise prefer.
Because the per share purchase price that Yorkville will pay for Advance Shares pursuant to any Advance that we may elect to effect pursuant to the SEPA will be determined by reference to the VWAP during the applicable period for such Advance on the date upon which such Advance Shares were purchased, as of the date of this prospectus, we cannot determine the actual purchase price per share that Yorkville will be required to pay for any Advance Shares that we may elect to sell to Yorkville under the SEPA after the Commencement Date and, therefore, we cannot be certain how many Advance Shares, in the aggregate, we may issue and sell to Yorkville under the SEPA after the Commencement Date.
As of May 31, 2026, there were 950,302 shares of our Common Stock outstanding, which includes the 33,334 Commitment Shares that were issued to Yorkville on April 30, 2026, and offered for resale by Yorkville under this prospectus. If all of the additional 1,500,000 shares offered for resale by Yorkville under this prospectus are issued, such shares would represent approximately 148.2% of the total number of our shares of Common Stock outstanding as of May 31, 2026, which total number of shares outstanding does not include 15,872,258 shares of Common Stock issuable upon conversion of shares of our Series A Non-Voting Convertible Preferred Stock, Series B Non-Voting Convertible Preferred Stock, and Series C Non-Voting Convertible Preferred Stock.
Although the SEPA provides that we may sell up to $20.0 million of our Common Stock to Yorkville, only (i) 33,334 Commitment Shares, (ii) up to 750,000 Advance Shares, and (iii) up to 750,000 Conversion Shares are being registered under the Securities Act for resale by Yorkville under the initial Registration Statement that includes this prospectus. Depending on the market prices of our Common Stock on the dates on which we elect to sell Advance Shares to Yorkville under the SEPA, we may need to register under the Securities Act additional shares of our Common Stock for resale by Yorkville which, together with the 1,533,334 shares included in this prospectus, will enable us to issue and sell to Yorkville such aggregate number of shares of Common Stock under the SEPA as will be necessary in order for us to receive aggregate proceeds equal to Yorkville’s $20.0 million maximum aggregate purchase commitment available to us under the SEPA.
If it becomes necessary for us to issue and sell to the Selling Stockholder more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $20,000,000 under the SEPA, we must first (i) to the extent necessary, obtain stockholder approval prior to issuing shares of the Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Common Stock, which registration statements the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Common Stock to the Selling Stockholder under the SEPA. The number of shares of our Common Stock ultimately offered for resale by the Selling Stockholder depends upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Stockholder under the SEPA.
The number of shares of Common Stock ultimately offered for resale by Yorkville through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to Yorkville under the SEPA from and after the Commencement Date. The issuance of our Common Stock to Yorkville pursuant to the SEPA will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference into this prospectus, together with the documents incorporated by reference into this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus, and any applicable prospectus supplement, before making an investment decision. Our business, financial condition, results of operations or business prospects could be materially adversely affected by the materialization or realization of any of these risks as well as other risks about which we are not aware or which we do not presently deem material. The trading price of our securities could decline due to the materialization or realization of any of these risks, and you may lose all or part of your investment.
Risks Related to This Offering
It is not possible to predict the actual number of shares we will sell under the SEPA to Yorkville, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount set forth in the SEPA with Yorkville.
We generally have the right to control the timing and number of any sales of our shares of Common Stock to Yorkville under the SEPA. Sales of our Common Stock, if any, to Yorkville will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some or none of the shares of our Common Stock that may be available for us to sell to Yorkville pursuant to the SEPA.
Because the per share purchase price that Yorkville will pay for the shares we may elect to sell pursuant to the SEPA, if any, will fluctuate based on the market prices of our Common Stock prior to each Advance made pursuant to the SEPA, as of the date of this prospectus, it is not possible for us to predict the number of shares of Common Stock that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases, if any.
Although the SEPA provides that we may sell up to an aggregate of $20,000,000 of our Common Stock to Yorkville, only 1,533,334 shares of our Common Stock are being registered under the Securities Act for resale by Yorkville under the registration statement that includes this prospectus. If we elect to sell to Yorkville all of the 1,533,334 shares of Common Stock being registered for resale under this prospectus, depending on the market price of our Common Stock prior to each Advance made pursuant to the SEPA, the actual gross proceeds from the sale of all such shares may be substantially less than the $20,000,000 available to us under the SEPA, which could materially adversely affect our liquidity.
Unless there is a significant increase in the market price of our Common Stock, it will be necessary for us to issue and sell to Yorkville under the SEPA more than the 1,533,334 shares being registered for resale in order to receive aggregate gross proceeds equal to $20,000,000 under the SEPA, and we will be required to file with the SEC one or more additional registration statements to register under the Securities Act for resale by Yorkville any such additional shares we wish to sell from time to time under the SEPA, which registration statement must be declared effective by the SEC to permit sales of our Common Stock thereunder. Under applicable Nasdaq rules, in no event may we issue to Yorkville under the SEPA more than the Exchange Cap, unless we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap. Unless we obtain the approval of our stockholders for issuance of the requisite number of shares of our Common Stock, we may not receive the proceeds from the Second Convertible Note. Further, if more than 10% of the original aggregate balance of the Convertible Notes remains outstanding, we will not be able to require Yorkville to purchase our shares of Common Stock pursuant to the SEPA
We are not required or permitted to issue any shares of Common Stock under the SEPA if such issuance would breach our obligations under the rules or regulations of Nasdaq. In addition, Yorkville will not be required to, and may not, purchase any shares of our Common Stock if such sale would result in its beneficial ownership exceeding 9.99% of the then issued and outstanding Common Stock.

Investors who buy shares of Common Stock at different times will likely pay different prices.
Pursuant to the SEPA, we control the timing and amount of any sales of Common Stock to Yorkville. If and when we do elect to sell shares of our Common Stock to Yorkville pursuant to the SEPA, Yorkville may resell all, some, or none of such shares in its discretion and at different prices, subject to the terms of the SEPA. As a result, investors who purchase shares from Yorkville in this offering at different times may experience different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Yorkville in this offering as a result of future sales made by us to Yorkville at prices lower than the prices such investors paid for their shares in this offering.
The sale and issuance of our Common Stock to Yorkville will cause dilution to our stockholders holding our shares at each time of such sale and issuance, and the sale of the shares of Common Stock acquired by Yorkville, or the perception that such sales may occur, could cause the price of our Common Stock to fall.
Yorkville can resell, under this prospectus, up to 1,533,334 shares of Common Stock, consisting of (i) up to 750,000 Conversion Shares that may be issued pursuant to the Convertible Notes, (ii) 750,000 Advance Shares that we may, in our sole discretion, elect to sell to Yorkville, from time to time pursuant to the SEPA; and (iii) 33,334 Commitment Shares. The price of our Common Stock could decline in reaction to sales of shares of our Common Stock or if there is the perception that these sales could occur.
The purchase price for the shares of Common Stock that we may sell to Yorkville under the SEPA will fluctuate based on the market price of our Common Stock. Depending on a number of factors, including market liquidity, sales of such shares of Common Stock may cause the trading price of our Common Stock to fall.
As of May 31, 2026, there were 950,302 shares of our Common Stock outstanding, which includes the 33,334 Commitment Shares that were issued to Yorkville on April 30, 2026, and offered for resale by Yorkville under this prospectus. If all of the additional 1,500,000 shares offered for resale by Yorkville under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 148.2% of the total number of outstanding shares of Common Stock outstanding as of May 31, 2026, which total number of shares outstanding does not include 15,872,258 shares of Common Stock issuable upon conversion of shares of our Series A Non-Voting Convertible Preferred Stock, Series B Non-Voting Convertible Preferred Stock, and Series C Non-Voting Convertible Preferred Stock.
If and when we do sell shares of Common Stock to Yorkville, it may resell all, some, or none of those shares at its discretion, subject to the terms of the SEPA. Therefore, sales of Common Stock to Yorkville by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to Yorkville, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at desirable times and prices.
Our management team will have broad discretion over the use of the net proceeds from our sales of shares of Common Stock to Yorkville, if any, and you may not agree with how we use the proceeds; we may not use the proceeds effectively.
Our management team will have broad discretion as to the use of the net proceeds from our sales of shares of Common Stock to Yorkville, if any, and we could use such proceeds for purposes other than those contemplated at the commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows. See “Use of Proceeds.”

USE OF PROCEEDS
Any sales of Common Stock by the Selling Stockholder pursuant to this prospectus will be solely for Selling Stockholder’s accounts. The Company will not receive any proceeds from any such sales.
Prior to the date of this prospectus, we received gross proceeds of $950,000 in connection with our sale and issuance to Yorkville of the First Convertible Note in the aggregate principal amount of $1,000,0000; and subject to the conditions set forth in the SEPA, we may receive up to an additional $4,750,000 in gross proceeds from the sale and issuance to Yorkville of the Second Convertible Note in the aggregate principal amount of $5,000,000. We may receive up to an additional $14.0 million aggregate gross proceeds under the SEPA from any sales of Advance Shares we make to Yorkville pursuant to the SEPA. The net proceeds from sales of the Advance Shares, if any, under the SEPA, will depend on the frequency and prices at which we sell the Advance Shares to Yorkville after the date of this prospectus. See the sections titled “The Standby Equity Purchase Agreement” and “Plan of Distribution” in this prospectus for more information.
The Selling Stockholder will pay any underwriting discounts, selling commissions and stock transfer taxes and fees incurred by such holder in connection with any sale of their shares of Common Stock. The Company will generally bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and independent registered public accountants.
The proceeds that we receive from the issuance of the Convertible Notes or otherwise under the SEPA are currently expected to be used for general corporate purposes, including working capital. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our Common Stock under the SEPA and from the issuance of Convertible Notes in accordance with the SEPA. We have no control over the amount and timing of any conversions of the Convertible Notes by the Selling Stockholder.
DIVIDEND POLICY
We have not paid any cash dividends on the Common Stock to date and do not intend to pay cash dividends. Any payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be at the discretion of our Board of Directors at such time.

DESCRIPTION OF SECURITIES
The following description of our Common Stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the Amended and Restated Certificate of Incorporation of TransCode Therapeutics, Inc., as amended (the “Certificate of Incorporation”), the Amended and Restated Bylaws of TransCode Therapeutics, Inc., as amended, (the “Bylaws”), and by applicable law. The terms of our Common Stock and preferred stock may also be affected by Delaware law.
Authorized Capital Stock
Our authorized capital stock consists of 290 million shares of Common Stock, par value $0.0001 per share, and 10 million shares of preferred stock, par value $0.0001 per shar of which 1,242.0718 shares are designated as Series A Preferred Stock, 223.7337 shares are designated as Series B Preferred Stock, 1,214,204 shares are designated as Series C Preferred Stock, and 8,784,330.1946 shares are undesignated.
As of May 31, 950,302 shares of our Common Stock were outstanding and held by approximately 24 stockholders of record.
Common Stock
The holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. The holders of our Common Stock do not have any cumulative voting rights. Holders of our Common Stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our Common Stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.
In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares of Common Stock to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable.
Listing
Our Common Stock is traded on the Nasdaq Capital Market under the trading symbol “RNAZ.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is VStock Transfer, LLC.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 8,784,330.1946 additional shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of Common Stock. The issuance of our preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments if we liquidate. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our Company or other corporate action. As of the date of this prospectus, we had 1,242.0717 shares of our Series A Preferred Stock, 223.7337 shares of our Series B Preferred Stock and 1,214,204 shares of our Series C Preferred Stock outstanding.

Description of Series A Preferred Stock
Ranking
The Series A Preferred Stock ranks on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntarily or involuntarily.
Dividends
If the Company, at any time while any shares of Series A Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of the Preferred Stock) with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio (as defined in the Certificate of Designation) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares held by the Company) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares held by the Company).
Each holder of Series A Preferred Stock is entitled to receive dividends on shares of Series A Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation, as defined below) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when such dividends are paid on shares of the Common Stock.
Each holder of Series A Preferred Stock received a one-time payment-in-kind dividend which accrued at a rate equal to 5% per annum payable in shares of Series A Preferred Stock on April 6, 2026.
Beneficial Ownership Limitation
Until the earliest to occur of (i) the Stockholder Approval, and (ii) the consummation by the Company of certain Fundamental Transactions (as defined in the Certificate of Designation), each holder of Series A Preferred Stock may hold a number of shares equal to no more than 9.99% of the shares of Common Stock outstanding immediately prior to the Acquisition (the “Beneficial Ownership Limitation”). Upon receipt of the Stockholder Approval or the consummation of a Fundamental Transaction (as defined in the Certificate of Designation), holders of Series A Preferred Stock may waive or change the Beneficial Ownership Limitation effective upon written notice to the Company; provided, that such notice must be delivered not less than sixty days prior to the effectiveness of such waiver or change.
Conversion
If the Company’s stockholders approve the conversion of Series A Preferred Stock into Common Stock, each share of Series A Preferred Stock will be convertible by the holders of the Series A Preferred Stock into 10,000 shares of Common Stock, at any time and from time to time following 5:00 p.m. Eastern Time on the third business day after the receipt of the Stockholder Approval. The conversion of the Series A Preferred Stock into Common Stock is subject to certain limitations provided in the Certificate of Designation, including that prior to the Stockholder Approval, the Company will not be required to effect a conversion of the Series A Preferred Stock to the extent such conversion would cause the Company to violate Nasdaq Listing Rule 5635. In accordance with the Certificate of Designation, the Company intends to seek a waiver of the Beneficial Ownership Limitation from the holders of Series A Preferred Stock, effective upon receipt of the Stockholder Approval.
Voting and Consent Rights
Except as otherwise required by law, the Series A Preferred Stock does not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Preferred Stock and Series B Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock and Series B Preferred Stock or alter or amend the Certificate of Designation, amend or repeal any provision of, or add any provision to, the Company’s Certificate of Incorporation or Bylaws, or file any articles of amendment, certificates of designation, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock and Series B Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Charter or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series A Preferred Stock and Series B Preferred Stock, or increase or decrease (other than by conversion) the number of authorized shares of Series A Preferred Stock and Series B Preferred Stock, (iii) prior to the Stockholder Approval or at any time while at least 30% of the originally issued Series A Preferred Stock or Series B Preferred Stock, as applicable, remains issued and outstanding, consummate either: (A) any Fundamental Transaction or (B) any merger or consolidation of the Company with or into another entity or any stock sale to another entity, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital stock of the Company immediately after such transaction, or (iv) enter into any agreement with respect to any of the foregoing.
Cash Settlement
Upon the occurrence of the conditions set forth in Section 5.3 of the Repurchase Agreement, dated as of October 8, 2025, by and between the Company and DEFJ (the “Repurchase Agreement”), or if the Company fails to deliver to the holder of Series A Preferred Stock a certificate or certificates representing shares of Common Stock, or electronically deliver such shares, (i) on or prior to the third trading day after the applicable Share Delivery Date (as defined in the Certificate of Designation), or (ii) April 8, 2027, then, unless the holder of Series A Preferred Stock has rescinded the applicable Notice of Conversion, the Company will, at the request of the holder of Series A Preferred Stock, pay an amount equal to the Fair Value (as defined in the Certificate of Designation) of such undelivered shares, with such payment to be made within two business days from the date of request by such holder, whereupon the Company’s obligations to deliver such shares underlying the Notice of Conversion (as defined in the Certificate of Designation) shall be extinguished upon payment in full of the Fair Value of such undelivered shares; provided, however that such request shall be presumed to have been duly and properly made by such holder if Stockholder Approval with respect to the Series A Preferred Stock shall not have been obtained prior to the date on which the Notice of Conversion is delivered to the Company. The cash settlement provisions set forth in the Certificate of Designation shall be available irrespective of the reason for the Company’s failure to timely deliver the applicable shares of Common Stock including due to the lack of obtaining the Stockholder Approval with respect to the Series A Preferred Stock.
Designation
The Company has designated 1,242.0718 shares of the Company’s preferred stock to be Series A Preferred Stock, pursuant to the Certificate of Designation.
Description of Series B Preferred Stock
Ranking
The Series B Preferred Stock ranks on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntarily or involuntarily.
Dividends
If the Company, at any time while any shares of Series B Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of the Preferred Stock) with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines

(including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares held by the Company) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares held by the Company).
Each holder of Series B Preferred Stock is entitled to receive dividends on shares of Series B Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when such dividends are paid on shares of the Common Stock.
Beneficial Ownership Limitation
Until the earliest to occur of (i) the Stockholder Approval, and (ii) the consummation by the Company of certain Fundamental Transactions, each holder of Series B Preferred Stock may hold a number of shares equal to no more than 9.99% of the shares of Common Stock outstanding immediately prior to the Acquisition. Upon receipt of the Stockholder Approval or the consummation of a Fundamental Transaction, holders of Series B Preferred Stock may waive or change the Beneficial Ownership Limitation effective upon written notice to the Company; provided, that such notice must be delivered not less than sixty days prior to the effectiveness of such waiver or change.
Conversion
If the Company’s stockholders approve the conversion of Series B Preferred Stock into Common Stock, each share of Series B Preferred Stock will be convertible by the holders of the Series B Preferred Stock into 10,000 shares of Common Stock, at any time and from time to time following the earliest to occur of (i) April 8, 2026, (ii) the effectiveness date of a registration statement covering the resale of the Common Stock issuable upon conversion of the Series B Preferred Stock, and (iii) 5:00 p.m. Eastern Time on the third business day after the date that the Stockholder Approval is obtained, in each case at the option of the holder of Series B Preferred Stock. The conversion of the Series B Preferred Stock into Common Stock is subject to certain limitations provided in the Certificate of Designation, including that prior to the Stockholder Approval, the Company will not be required to effect a conversion of the Series B Preferred Stock to the extent such conversion would cause the Company to violate Nasdaq Listing Rule 5635. In accordance with the Certificate of Designation, the Company intends to seek a waiver of the Beneficial Ownership Limitation from the holders of Series B Preferred Stock, effective upon receipt of the Stockholder Approval.
Voting and Consent Rights
Except as otherwise required by law, the Series B Preferred Stock does not have voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Preferred Stock and Series B Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock and Series B Preferred Stock or alter or amend the Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or the Bylaws, or file any articles of amendment, certificates of designation, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock and Series B Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Charter or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series A Preferred Stock and Series B Preferred Stock, or increase or decrease (other than by conversion) the number of authorized shares of Series A Preferred Stock and Series B Preferred Stock, (iii) prior to the Stockholder Approval or at any time while at least 30% of the originally issued Series A Preferred Stock or Series B Preferred Stock, as applicable, remains issued and outstanding, consummate either: (A) any Fundamental Transaction or (B) any merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital stock of the Company immediately after such transaction, or (iv) enter into any agreement with respect to any of the foregoing.
Cash Settlement
Upon the occurrence of the conditions set forth in section 5.3 of the Repurchase Agreement, or if the Company fails to deliver to the holder of Series B Preferred Stock a certificate or certificates representing shares of Common Stock, or electronically deliver such shares, on or prior to the third trading day after the applicable Share Delivery Date, then, unless the holder of Series B Preferred Stock has rescinded the applicable Notice of Conversion, the Company will, at the request of the holder of Series B Preferred Stock, pay an amount equal to the Fair Value of such undelivered shares, with such payment to be made within two business days from the date of request by such holder, whereupon the Company’s obligations to deliver such shares underlying the Notice of Conversion shall be extinguished upon payment in full of the Fair Value of such undelivered shares; provided, however that such request shall be presumed to have been duly and properly made by such holder if Stockholder Approval with respect to the Series B Preferred Stock shall not have been obtained prior to the date on which the Notice of Conversion is delivered to the Company. The cash settlement provisions set forth in the Certificate of Designation shall be available irrespective of the reason for the Company’s failure to timely deliver the applicable shares of Common Stock including due to the lack of obtaining the Stockholder Approval with respect to the Preferred Stock.
Designation
The Company has designated 223.7337 shares of the Company’s preferred stock to be Series B Preferred Stock, pursuant to the Certificate of Designation.
Description of Series C Preferred Stock
Ranking
The Series C Preferred Stock ranks on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntarily or involuntarily.
Dividends
At any time while the Series C Preferred Stock is outstanding, holders of Series C Preferred Stock are entitled to receive dividends on shares of the Series C Non-Voting Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Series C Beneficial Ownership Limitation (as defined below)) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock.
Beneficial Ownership Limitation
Until the earliest to occur of (i) the Stockholder Approval, and (ii) the consummation by the Company of certain Fundamental Transactions, each holder of Series C Preferred Stock may hold a number of shares equal to no more than 4.99% of the shares of Common Stock outstanding immediately prior to the Licensing Agreement. Upon receipt of the Stockholder Approval or the consummation of a Fundamental Transaction, holders of Series C Preferred Stock may waive or change the Beneficial Ownership Limitation effective upon written notice to the Company; provided, that such notice must be delivered not less than sixty days prior to the effectiveness of such waiver or change.
Conversion
Each share of Series C Preferred Stock will be convertible at the option of the holder thereof, at any time and from time to time following 5:00 p.m. Eastern Time on the third business day after the Stockholder Approval is received. Each share of Series C Preferred Stock will be convertible by the holders of the Series C Preferred Stock into an equal number of shares of Common Stock. The conversion of the Series C

Preferred Stock into Common Stock is subject to certain limitations provided in the Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Stock (the “Series C Certificate of Designation”), including that prior to the Stockholder Approval, the Company will not be required to effect a conversion of the Series C Preferred Stock to the extent such conversion would cause the Company to violate Nasdaq Listing Rule 5635.
Voting and Consent Rights
Except as otherwise required by law, the Series C Preferred Stock does not have voting rights. However, as long as any shares of Series C Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series C Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or the Bylaws of the Company, or file any articles of amendment, certificates of designation, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, or (ii) issue further shares of Series C Preferred Stock, or increase or decrease (other than by conversion) the number of authorized shares of Series C Preferred Stock.
Designation
The Company has designated 1,214,204 shares of the Company’s preferred stock to be Series C Preferred Stock, pursuant to the Series C Certificate of Designation.
Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law
Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include those described below.
Board Composition and Filling Vacancies
Our Certificate of Incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of at least two-thirds of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The limitations on removal of directors and treatment of vacancies have the effect of making it more difficult for stockholders to change the composition of our board of directors.
No Written Consent of Stockholders
Our Certificate of Incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
Meetings of Stockholders
Our Certificate of Incorporation and Bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting of stockholders.

Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters brought before the meeting in conformance with our Bylaws.
Advance Notice Requirements
Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be considered. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.
Amendment to Certificate of Incorporation and Bylaws
Any amendment of our Certificate of Incorporation must first be approved by a majority of our board of directors, and if required by law or our Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, and limitation of liability must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment, voting together as a single class, except that the amendment of the provisions relating to notice of stockholder business and nominations and special meetings must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.
Undesignated Preferred Stock
Our Certificate of Incorporation provides for 10 million authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.
Choice of Forum
Pursuant to our Bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws or (v) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, or the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternate forum, the United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the Federal Forum Provision, as the address of our principal executive offices is in Boston, Massachusetts. These Forum Provisions may impose additional costs on stockholders, may limit our stockholders’ ability to bring a claim in a forum they find favorable, and the designated courts may reach different judgments or results than other courts. In addition, there is uncertainty as to whether the Federal Forum Provision will be enforced, which may impose additional costs on us and stockholders.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•
before the stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•
at or after the time the stockholder became an interested stockholder, the business combination was approved by our board of directors and authorized at an annual or special meeting of our stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, lease, pledge or other disposition involving 10% or more of the assets of the corporation and the interested stockholder;

•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

DETERMINATION OF OFFERING PRICE
We cannot determine in advance the price or prices at which the shares of Common Stock may be sold by the Selling Stockholders under this prospectus.

SELLING STOCKHOLDER
This prospectus covers the resale by the Selling Stockholder of up to 1,533,334 shares of Common Stock that may be issued by us to the Selling Stockholder under SEPA. We are registering the shares of Common Stock included in this prospectus pursuant to the registration rights agreement we entered into with the Selling Stockholder in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the SEPA, and as set forth in the section in this prospectus titled “Plan of Distribution,” the Selling Stockholder has not had any material relationship with us within the past three years.
The table below presents information regarding the Selling Stockholder and the shares of Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder and reflects holdings as of May 31, 2026. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered” represents all of the shares of Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 950,302 shares of our Common Stock outstanding on May 31, 2026. Because the purchase price to be paid by the Selling Stockholder for shares of Common Stock, if any, that we may elect to sell to the Selling Stockholder in one or more advances from time to time under the SEPA will fluctuate based on the market prices of our Common Stock, the actual number of shares of Common Stock that we may sell to the Selling Stockholder under the SEPA may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of Common Stock being offered for resale pursuant to this prospectus.
Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholder has sole voting and investment power with respect to all shares of Common Stock that it beneficially owns. Except as otherwise described below, based on the information provided to us by the Selling Stockholder, the Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer.
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering(3)
	Number(1)	Percent(2)		Number	Percent
YA II PN, Ltd.(4)	33,334	3.5%	1,533,334	—	—

(1)
The shares of our Common Stock beneficially owned by the Selling Stockholder prior to this offering represent the 33,334 shares of Common Stock that we issued to Yorkville on April 30, 2026 as Commitment Shares in consideration for entering into the SEPA with us on April 6, 2026, Conversion Shares into which the Convertible Notes (which upon issuance are immediately convertible into Common Stock subject to the terms of the SEPA) may be converted by the Selling Stockholder at any time, subject to the Exchange Cap (for so long as it continues to apply) and the Beneficial Ownership Limitation as set forth in the Convertible Notes. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the Advance Shares that Yorkville may be required to purchase under the SEPA, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the SEPA, the satisfaction of which are entirely outside of Yorkville’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Advance Shares under the SEPA are subject to certain agreed upon maximum amount limitations set forth in the SEPA. As of the date of this prospectus, both the Convertible Notes and the SEPA contain provisions that prohibit us from issuing and selling any Advance Shares under the SEPA or issuing Conversion Shares upon conversion of the Convertible Notes to Yorkville, in the aggregate, in excess of the Exchange Cap, unless and until we obtain stockholder approval to do so (which stockholder approval we are seeking at our next stockholders meeting). Furthermore, as of the date of this prospectus, both the SEPA and the Convertible Notes prohibit us from issuing and selling any Advance Shares under the SEPA or issuing Conversion Shares upon conversion of the Convertible Notes to Yorkville, to the extent such Advance Shares and/or Conversion Shares (as applicable), when aggregated with all other shares of our Common Stock then beneficially owned by Yorkville would cause Yorkville’s beneficial ownership of our Common Stock to exceed the Beneficial Ownership Limitation.
(2)
Applicable percentage ownership is based on 950,302 shares of our Common Stock outstanding as of May 31, 2026.

(3)
Assumes the sale of all shares of our Common Stock being offered for resale pursuant to this prospectus.

(4)
YA II PN, Ltd. is a Cayman Island exempt company. All investment decisions for YA II PN, Ltd. are made by Mr. Mark Angelo. The business address of YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.

PLAN OF DISTRIBUTION
The shares of Common Stock offered by this prospectus are being offered by the Selling Stockholder. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of Common Stock may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of Common Stock offered by this prospectus could be effected in one or more of the following methods:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
underwritten transactions;

•
block trades (which may involve a cross trade) in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

•
through the distribution of shares by any Selling Stockholder to its partners, members or stockholders;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholder. The Selling Stockholder may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Stockholder and, at the time of the determination, may be higher or lower than the market price of our securities on Nasdaq or any other exchange or market.
In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of Common Stock may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Brokers, dealers, underwriters, or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares of Common Stock sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.
We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of Common Stock offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of Common Stock by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information required to be disclosed under the Securities Act.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Stockholder.
As consideration for its irrevocable commitment to purchase our Common Stock under the SEPA, we issued to the Selling Stockholder 33,334 shares of our Common Stock as “Commitment Shares” on April 30, 2026. In addition, we have paid the Selling Stockholder a structuring fee of $25,000.
We also have agreed to indemnify the Selling Stockholder against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
The Selling Stockholder has represented to us that at no time prior to the date of the SEPA has the Selling Stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. The Selling Stockholder has agreed that during the term of the SEPA, neither the Selling Stockholder nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.
The Selling Stockholder is subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

EXPERTS
Our consolidated financial statements as of and for the years ended December 31, 2025 and 2024, in our Annual Report on Form 10-K have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, and included in such Annual Report and incorporated by reference herein in reliance upon the report (which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern) upon the authority of said firm as experts in accounting and auditing.
The financial statements of ABCJ, LLC as of and for the years ended December 31, 2024 and 2023, incorporated by reference in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
LEGAL MATTERS
The validity of the securities being offered hereby will be passed upon by Orrick, Herrington & Sutcliffe LLP.
INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information that we file with the SEC after the date hereof will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, after the date of this prospectus and prior to the termination of this offering:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 15, 2026 and our Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026;

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our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 15, 2026;

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our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed), filed with the SEC on June 2, 2026;

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our Current Reports on Form 8-K and Form 8-K/A filed on October 8, 2025 (except for Item 7.01 therein) (as amended October 8, 2025, October 17, 2025, and December 23, 2025), October 27, 2025, March 3, 2026, April 7, 2026, May 22, 2026, (as amended on May 26, 2026), June 1, 2026, and June 3, 2026; and

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the description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on April 26, 2021, as supplemented by the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, and any amendment or report filed for the purpose of updating such description.

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing to us at the following address:
Investor Relations Department
TransCode Therapeutics, Inc.
6 Liberty Square, #2382
Boston, Massachusetts 02109
These filings may also be obtained through our website located at https://www.transcodetherapeutics.com/. The reference to our website is intended to be an inactive textual reference and, except for the documents incorporated by reference as noted above, the information on, or accessible through, our website is not intended to be part of this prospectus.
You should rely only on the information incorporated by reference or provided in this prospectus and any applicable accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or in the documents incorporated by reference into this prospectus is accurate as of any date other than the date on the front of this prospectus or of those documents.
We advise that there have been no material changes in our affairs that have occurred since the end of the latest fiscal period for which audited financial statements were included in our latest Form 10-K that have not been described in a Form 10-Q or Form 8-K filed subsequently under the Exchange Act.

Up to 1,533,334 Shares of Common Stock
TRANSCODE THERAPEUTICS, INC.
PROSPECTUS
Neither we nor the Selling Stockholder has authorized any dealer, salesperson, or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date of this prospectus.
June 8, 2026